Exhibit 99.1

ShotSpotter Reports Third Quarter 2017 Financial Results

NEWARK, CA – November 7, 2017 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence, today reported results for the third quarter ended September 30, 2017.

Third Quarter 2017 Operational Highlights

●	Quarterly revenues of $6.8 million, up 72% from $4.0 million in same period in 2016 and up 17% from $5.8 million in the second quarter of 2017.
●	Gross margin was 50%, up from 40% in same period in 2016.
●

Added 50 square miles of new “go-live” coverage during the quarter; on a net basis, added 17 square miles of “go-live” coverage (compared to 11 in the same period in 2016) with all 33 discontinued square miles related to the recent hurricanes in Puerto Rico and the U.S. Virgin Islands.

●	Raising full-year 2017 revenue guidance to $23.0 million.
●	Setting revenue guidance for full-year 2018 to a range of $30.0 million to $32.0 million.
●	Repaid all outstanding indebtedness; company is now debt-free.

Management Commentary

ShotSpotter CEO Ralph Clark noted: “This quarter’s financial results demonstrate our continued growth and customer adoption of our solutions. We continue to expand the presence of our ShotSpotter solutions in cities and their agencies that need an effective and proven way to deal with gun violence and public safety.   Our results reflect the strong execution of our team, despite the impact of the recent hurricanes on Puerto Rico and the U.S. Virgin Islands.”

Included in the third quarter revenue was accelerated revenue recognition of approximately $0.9 million related to deferred setup fees from Puerto Rico and U.S. Virgin Islands, which ceased to be “live” customers after the devastation of the hurricanes. Excluding these revenues, third quarter revenues from continuing live customers would have been approximately $5.9 million, representing an increase of approximately 50% from the third quarter of 2016.

The quarterly metric that the company introduced last quarter, net new “go-live” square miles represents square miles covered for new customers and expanded customer deployments, net of square miles that ceased to be “live” during the quarter. Net new square miles reported includes deployed square miles that may have been sold, or booked, in prior quarters.

During the third quarter of 2017, the company added 50 new “go-live” square miles. Due to the unfortunate hurricanes that devastated Puerto Rico and U.S. Virgin Islands, the company discontinued service to those coverage areas, which resulted in a reduction of 33 coverage miles. As a result, the net new “go-live” square miles for the third quarter of 2017 was 17, up from 11 in the same period in 2016. “At the time of the hurricanes, we were in negotiations to renew these customers,” Mr. Clark continued, “However, due to the widespread devastation to the area, the company classified these contracts as expired because the customers ceased to be live. While we are hopeful that Puerto Rico and the U.S. Virgin Islands will recover their infrastructure and once again become customers, we are uncertain of if or when this will happen.”

“Significant expansions in current customers and new city additions gave us the confidence to increase our revenue guidance for 2017 and provide revenue guidance for 2018, even without the revenue contribution from Puerto Rico, formerly our second-largest customer,” noted Mr. Clark.

Third Quarter 2017 Financial Results

Revenues in the third quarter of 2017 increased to $6.8 million from $4.0 million in the same period in 2016. The increase in revenues was driven by new customer deployments, mileage expansions with existing customers and strong customer renewal rates. In addition, the company recognized non-recurring revenue of $0.9 million related to the acceleration for deferred revenues from Puerto Rico and U.S. Virgin Islands setup fees, necessitated by the cessation of their contracts.

Gross profit in the third quarter of 2017 increased 115% to $3.4 million (50% of revenue) from $1.6 million (40% of revenue) in the same period in 2016. The increase in both gross profit and gross margin was primarily a result of subscription revenue growth outpacing costs of revenue, a large portion of which are fixed. Gross margin for the third quarter of 2017 decreased from the second quarter of 2017 primarily due to a $0.7 million impairment charge to expense the remaining net book value of acoustic sensor networks in Puerto Rico and the U.S. Virgin Islands that were presumed destroyed by hurricanes in September 2017.

Total operating expenses in the third quarter of 2017 increased 56% to $4.2 million from $2.7 million in the same period last year. The increase in operating expenses was due primarily to increased company headcount and public company operating costs.

Net loss totaled $1.6 million, or $0.17 per share (based on 9.6 million basic and diluted weighted average shares outstanding), compared with a net loss of $1.5 million, or $0.96 per share (based on 1.6 million basic and diluted weighted average shares outstanding), in the same period in 2016. Included in net loss for the third quarter of 2017 was a $0.5 million expense related to the extinguishment of debt.

As of September 30, 2017, the company had cash and cash equivalents of $19.3 million, compared to $35.1 million at the previous quarter end, and was debt-free. The company repaid its outstanding indebtedness of $13.5 million, including approximately $0.2 million consisting of prepayment fees and miscellaneous fees, and wrote off $0.3 million of unamortized debt issuance costs from the early extinguishment of debt during the third quarter of 2017.

Current Outlook

The company expects revenue for the full-year 2017 to be approximately $23.0 million, revised upward from previous full-year 2017 revenue guidance of a range of approximately $21.5 million to $22.5 million.

For the first time, the company is releasing its preliminary revenue guidance for full-year 2018. The company expects revenue for the full-year 2018 to be in the range of approximately $30.0 million to $32.0 million.

The company’s outlook statements are based on current expectations. The foregoing statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today (November 7, 2017) at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

Date: Tuesday, November 7, 2017

Time: 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time)

U.S. dial-in: 1-877-451-6152

International dial-in: 1-201-389-0879

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through December 7, 2017.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 13672332

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s overall business, total addressable market, expectations regarding future sales and expenses, and revenue guidance for 2017 and 2018. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to:  the company’s ability to maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included including the company’s most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management.  Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter is the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence. ShotSpotter is based in Newark, California and offers its solutions on a SaaS-based subscription model.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contact:

Matt Glover

Liolios Group, Inc.

+1 (949) 574-3860

SSTI@liolios.com

Media Contact:

Liz Einbinder

ShotSpotter, Inc.

+1 (415) 577-8255

leinbinder@shotSpotter.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2017	2016	2017
Revenues	$3,977	$6,846	$10,956	$17,244
Costs
Cost of revenues	2,400	2,791	7,031	8,154
Impairment of property and equipment	—	666	—	666
Total costs	2,400	3,457	7,031	8,820
Gross profit	1,577	3,389	3,925	8,424

Operating expenses
Sales and marketing	1,098	1,792	3,434	4,269
Research and development	1,007	1,063	3,193	3,024
General and administrative	568	1,305	1,674	3,206
Total operating expenses	2,673	4,160	8,301	10,499
Operating loss	(1,096)	(771)	(4,376)	(2,075)
Other expense, net
Remeasurement of convertible preferred stock warrant liability	(98)	—	(649)	(3,725)
Loss on early extinguishment of debt	—	(479)	—	(479)
Interest expense, net	(345)	(358)	(955)	(1,167)
Other expense, net	—	(3)	(16)	(31)
Total other expense, net	(443)	(840)	(1,620)	(5,402)
Net loss	$(1,539)	$(1,611)	$(5,996)	$(7,477)
Net loss per share, basic and diluted	$(0.96)	$(0.17)	$(3.75)	$(1.49)
Weighted average shares used in computing net loss per share, basic and diluted	1,602,254	9,619,659	1,598,285	5,016,825

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	September 30,
	2016	2017
		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,865	$19,255
Accounts receivable	2,410	5,987
Prepaid expenses and other current assets	567	859
Restricted cash	30	30
Total current assets	6,872	26,131
Property and equipment, net	8,959	10,640
Intangible assets, net	66	88
Other assets	220	151
Total assets	$16,117	$37,010
Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$1,336	$1,765
Deferred revenue, short-term	10,863	15,902
Accrued expenses and other current liabilities	2,359	2,795
Notes payable, net of current maturities	667	—
Total current liabilities	15,225	20,462
Notes payable, net of current maturities and unamortized debt issuance costs	11,012	—
Convertible preferred stock warrant liability	1,875	—
Deferred revenue, long-term	3,112	2,477
Other liabilities	24	85
Total liabilities	31,248	23,024

Series B-1 convertible preferred stock	22,075	—
Series A-2 convertible preferred stock	20,000	—
Stockholders' (deficit) equity:
Common stock	8	47
Additional paid-in capital	30,403	109,054
Accumulated deficit	(87,615)	(95,092)
Accumulated other comprehensive loss	(2)	(23)
Total stockholders' (deficit) equity	(57,206)	13,986
Total liabilities and stockholders' (deficit) equity	$16,117	$37,010

ShotSpotter, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2016	2017
Cash flows from operating activities:
Net loss	$(5,996)	$(7,477)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,876	2,274
Impairment of property and equipment	—	666
Stock-based compensation	57	306
Amortization of debt issuance costs	97	132
Remeasurement of convertible preferred stock warrant liability	649	3,725
Loss on debt extinguishment	—	479
Provision for doubtful account	—	140
Changes in operating assets and liabilities:
Accounts receivable	(1,016)	(3,735)
Prepaid expenses and other assets	(84)	(263)
Accounts payable	148	429
Accrued expenses and other current liabilities	860	486
Deferred revenue	5,152	4,398
Net cash provided by operating activities	1,743	1,560
Cash flows from investing activities:
Purchase of property and equipment	(3,112)	(4,547)
Investment in intangible and other assets	(43)	(55)
Net cash used in investing activities	(3,155)	(4,602)
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriter warrant, commissions and discounts	—	32,426
Proceeds from notes payable	2,000	1,500
Repayment of notes payable	—	(13,500)
Payment of debt issuance costs	(17)	(30)
Payment of debt extinguishment costs	—	(149)
Payments of offering costs	—	(1,858)
Proceeds from exercise of stock options	21	41
Net cash provided by financing activities	2,004	18,430
Increase in cash and cash equivalents	592	15,388
Effect of exchange rate on cash and cash equivalents	22	2
Cash and cash equivalents at beginning of year	4,124	3,865
Cash and cash equivalents at end of period	$4,738	$19,255